Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S     R E L E A S E

Date:	October 1, 2007
Contact:	Wade F. B. Thompson or Peter B. Orthwein
THOR REPORTS RECORD NET INCOME, E.P.S. IN QUARTER;
RESULTS IN EXCESS OF ANALYSTS’ CONSENSUS ESTIMATES;
SALES, NET INCOME, E.P.S. RESULTS FOR 12 MONTHS.
Thor Industries, Inc. (NYSE:THO) announced results for the fourth quarter and 12 months ended July 31, 2007. Net income and E.P.S. in the quarter were the highest ever and well in excess of analysts’ estimates.
Net income for the quarter was a record $50,313,000, up 16% from $43,458,000 last year. E.P.S. for the quarter were 90¢, up 17% from 77¢ last year. Sales for the quarter were $754,900,000, down 6% from $805,291,000 last year.
Net income for the 12 months was $134,731,000 compared to $163,405,000 last year. Basic E.P.S. for the 12 months were $2.42 versus $2.89 last year. Sales for the 12 months were $2,856,308,000, compared to $3,066,276,000 last year.
RV sales in the quarter were $645,429,000 versus $719,840,000 last year. Bus sales in the quarter were $109,471,000 up 28% from $85,451,000 last year. RV sales in the 12 months were $2,455,623,000 compared to $2,750,508,000 last year. Bus sales in the 12 months were a record $400,685,000 up 27% from $315,768,000 last year. RV income before tax was $63,353,000 in the quarter, down 2% from $64,549,000 last year and $190,399,000 in the 12 months, down from $255,996,000 last year. Bus income before tax in the quarter was $7,375,000 up 121% from $3,343,000 last year and $18,997,000 in the 12 months, up 103% from $9,356,000 last year. Corporate net costs were $3,065,000 in the quarter versus $1,869,000 last year and $12,536,000 in the 12 months versus $9,241,000 last year.
Cash, cash equivalents and short term investments on July 31, 2007, were a record $346.5 million, up from $264.4 million last year and we continue to have zero debt.

“Gross and net margins increased in the quarter due to improved manufacturing efficiencies, lower warranty costs, higher interest income, and a lower tax provision due to a favorable tax settlement,” said Wade F. B. Thompson, Thor Chairman.
On August 2, 2007, Thor’s Board of Directors approved a special dividend of $2 per share. This dividend, in addition to our regular quarterly dividend of 7¢ per share, will be paid on October 8, 2007 to stockholders of record on September 27, 2007.
“The special dividend affirms our commitment to provide all our shareholders with superior returns. Our cash will continue to build, providing us with sufficient resources to continue our internal and external growth plans,” said Thompson.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation of the Audit Committee of the Board of Directors of Thor Industries, Inc. (“Thor” or the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, interest rate increases, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K/A for the year ended July 31, 2006. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any change in expectation of the Company after the date hereof or any change in events, conditions or circumstances on which any statement is based except as required by law.

THOR INDUSTRIES, INC.
STATEMENT OF INCOME FOR THE 3 AND 12 MONTHS ENDED JULY 31, 2007 and 2006
$000 except per share — unaudited

	3 MONTHS ENDED JULY 31				12 MONTHS ENDED JULY 31
	2007	%	2006	%	2007	%	2006	%
Net sales	$754,900		$805,291		$2,856,308		$3,066,276
Gross profit	$109,978	14.6%	$112,002	13.9%	$363,295	12.7%	$431,458	14.1%
Selling, general and administrative	$45,664	6.0%	$48,748	6.1%	$177,697	6.2%	$183,926	6.0%
Amortization of intangibles	$265	—	$237	—	$935	—	$949	—
Interest income (net)	$3,394	.4%	$2,419	.3%	$10,602	.4%	$7,772	.3%
Other income	$220	—	$587	.1%	$1,595	.1%	$1,756	.1%

Income before taxes	$67,663	9.0%	$66,023	8.2%	$196,860	6.9%	$256,111	8.4%
Taxes	$17,350	2.3%	$22,565	2.8%	$62,129	2.2%	$92,706	3.0%

Net income	$50,313	6.7%	$43,458	5.4%	$134,731	4.7%	$163,405	5.3%

E.P.S. — basic	$0.90		$0.77		$2.42		$2.89
E.P.S. — diluted	$0.90		$0.77		$2.41		$2.87

Avg. common shares outstanding-basic	55,697,761		56,197,965		55,665,275		56,502,865
Avg. common shares outstanding-diluted	55,950,360		56,576,527		55,923,108		56,897,039
SUMMARY BALANCE SHEETS — JULY 31 ($000) (unaudited)

	2007	2006		2007	2006
Cash and equivalents	$171,889	$196,136	Current liabilities	$277,199	$291,965
Investments, short term	174,575	68,237	Other liabilities	15,767	12,911
Accounts receivable	177,395	193,743	Stockholders’ equity	766,331	699,849
Inventories	168,980	183,169
Deferred income tax and other	12,689	11,431

Total current assets	705,528	652,716
Fixed assets	157,242	157,465
Investments - joint ventures	2,671	2,737
Goodwill	165,663	165,663
Other assets	28,193	26,144

Total	$1,059,297	$1,004,725		$1,059,297	$1,004,725